Exhibit 10.1

Execution Version

AMENDED AND RESTATED THIRD AMENDMENT

TO CREDIT AGREEMENT AND WAIVER AGREEMENT

THIS AMENDED AND RESTATED THIRD AMENDMENT TO CREDIT AGREEMENT AND WAIVER AGREEMENT (this “Amendment”) is entered into as of March 12, 2012 by and among MModal CB Inc. (f/k/a CBay Inc.), a Delaware corporation, MModal MQ Inc. (f/k/a Medquist Inc.), a New Jersey corporation, MModal Services, Ltd. (f/k/a Medquist Transcriptions, Ltd.), a New Jersey corporation (collectively, the “Borrowers”), MModal Inc. (f/k/a MedQuist Holdings Inc.), a Delaware corporation (“Holdings”), the other Loan Parties signatory hereto, the Lenders signatory hereto, and General Electric Capital Corporation, a Delaware corporation, as Administrative Agent for the Lenders (the “Administrative Agent”).

RECITALS

A. The Borrowers, Holdings, the other Loan Parties signatory thereto, the Lenders signatory thereto from time to time and the Administrative Agent are parties to that certain Credit Agreement, dated as of October 1, 2010, as amended by that certain First Amendment to Credit Agreement, dated as of July 11, 2011, as further amended by that certain Second Amendment to Credit Agreement, dated as of September 14, 2011 and as further amended by that certain Third Amendment to Credit Agreement and Waiver Agreement (the “Third Amendment”) dated as of March 7, 2012 (as further amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

B. The Borrower has requested that the Administrative Agent and the Lenders amend and restate the Third Amendment, and the Lenders have agreed to do so subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and intending to be legally bound, the parties hereto amend and restate the Third Amendment in its entirety to read as follows:

A. AMENDMENTS

1. Section 1.1 of the Credit Agreement is amended by deleting the word “and” at the end of subclause (b)(xi) of the definition of Consolidated EBITDA, replacing the word “minus” at the end of subclause (b)(xii) with the word “and”, and adding the following new subclause (b)(xiii):

(xiii) a one-time payment of up to $19,300,000 made prior to December 31, 2011, with respect to the termination of certain contracts with Nuance Communications, Inc.; minus

2. Section 1.1 of the Credit Agreement is further amended by replacing the definition of “Permitted Acqusition” in its entirety with the following:

“Permitted Acquisition” means any Proposed Acquisition satisfying each of the following conditions: (a) the aggregate amounts payable in connection with, and other consideration for (in each case, including all transaction costs and all Indebtedness, liabilities and Guaranty Obligations incurred or assumed in connection therewith or otherwise reflected in a Consolidated balance sheet of Holdings and the Proposed Acquisition Target), such Proposed Acquisition and all other Permitted Acquisitions consummated on or prior to the date of the consummation of such Proposed Acquisition shall not exceed (i) $50,000,000 in the aggregate in any Fiscal Year or $150,000,000 in the aggregate during the term of this Agreement plus (ii) Additional Available Cash as of the date of consummation of such Proposed Acquisition plus (iii) an unlimited number of shares of common stock of Holdings issued in connection with such Proposed Acquisition, (b) the Administrative Agent shall have received reasonable advance notice of such Proposed Acquisition including a reasonably detailed description thereof at least 15 days prior to the consummation of such Proposed Acquisition (or such later date as may be agreed by the Administrative Agent) and on or prior to the date of such Proposed Acquisition, the Administrative Agent shall have received copies of the acquisition agreement and related Contractual Obligations, evidence of compliance with the limits set forth in clause (a) (including supporting calculations) and other documents (including financial information and analysis, environmental assessments and reports, opinions, certificates and lien searches) and information reasonably requested by the Administrative Agent, (c) as of the date of consummation of such Proposed Acquisition and after giving effect to all transactions to occur on such date as part of such Proposed Acquisition, (1) all conditions set forth in clauses (i) and (ii) of Section 3.2(b) shall be satisfied or duly waived, (2) Holdings shall, on a Pro Forma Basis as of the last day of the last Fiscal Quarter for which Financial Statements have been delivered hereunder, have a Consolidated Total Leverage Ratio and Consolidated Senior Leverage Ratio which are at least 0.25:1.00 less than the required thresholds set forth in Sections 5.1 and 5.2 as of such date, as applicable, and (3) Holdings shall have Liquidity of at least $20,000,000 and (d) such Proposed Acquisition is consummated no earlier than December 31, 2010.

B. WAIVERS

1. The Administrative Agent and the Lenders hereby waive any Default that may have arisen under Section 9.1(c) of the Credit Agreement as a result of the failure of the Group Members to promptly deliver to the Administrative Agent, as required pursuant to Section 7.10 of the Credit Agreement, such documents as are necessary to ensure that MultiModal Technologies, LLC (“MultiModal”), Poiesis Informatics, Inc. (“Poiesis”), All Type Medical Transcription Services, Inc. (“All Type”, and together with MultiModal, Poiesis and each of their respective Subsidiaries, the “Acquired Subsidiaries”) and each of their respective Subsidiaries, each of which are Wholly Owned Subsidiaries of the Loan Parties, (a) guaranty the payment of the Obligations of the Borrowers and (b) grant to the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in substantially all of the property of the

Acquired Subsidiaries as security for the Obligations; provided, that, except as provided in Section E below, on or before March 30, 2012, or such later date to which the Administrative Agent agrees in writing, all documents and deliverables are delivered to the Administrative Agent and all other actions are taken by the Group Members, in each case as required pursuant to Section 7.10 of the Credit Agreement with respect to Acquired Subsidiaries and each of their respective Subsidiaries.

2. The Administrative Agent and the Lenders hereby waive any Default that may have arisen under Section 9.1(c) of the Credit Agreement as a result of the making and maintaining of the Investments in Poiesis, All Type and certain assets acquired through the asset purchase agreements listed on Schedule I hereto, in each case caused by the failure of such Investment to comply with clause (b) of the definition of “Permitted Acquisition” under the Credit Agreement, which requires that the Administrative Agent receive (i) reasonable advance notice of any Proposed Acquisition, including a reasonably detailed description thereof at least 15 days prior to the consummation of such Proposed Acquisition, and (ii) copies of the acquisition agreement and related Contractual Obligations and other documents (including financial information and analysis, environmental assessments and reports, opinions, certificates and lien searches) and other information reasonably requested by the Administrative Agent, on or prior to the date of such Proposed Acquisition.

3. The Administrative Agent and the Lenders hereby waive any Default that may have arisen under Section 9.1(b) of the Credit Agreement as a result of the execution and delivery by (A) Borrower of (i) a certification regarding a Sale and Leaseback Transaction dated September 30, 2011, a Compliance Certificate dated November 10, 2011 and a certification regarding a Sale and Leaseback Transaction dated February 9, 2012, each representing that no Default or Event of Default was continuing as of the date thereof, and (ii) a Notice of Borrowing dated September 14, 2011, a Notice of Borrowing dated September 30, 2011, a Notice of Borrowing dated November 15, 2011, a Notice of Borrowing dated November 17, 2011, a Notice of Borrowing dated December 14, 2011, a Notice of Borrowing dated December 23, 2011 and a Notice of Borrowing dated December 28, 2011, each certifying that the representations and warranties set forth in Article IV of the Credit Agreement were true and correct in all material respects as though made on and as of the respective Funding Dates, and that no Default or Event of Default was continuing, (B) MModal CB Inc. (f/k/a CBay Inc.) of a Pledge Amendment, dated October 18, 2011, certifying that no Default or Event of Default had occurred and was continuing as of the date thereof and (C) Borrower, Holdings and the other Loan Parties of the Third Amendment, certifying that the representations and warranties set forth in the Loan Documents were true and correct in all material respects, and no default other than those described therein had occurred and were continuing both before and after giving effect to the Third Amendment.

4. The Administrative Agent and the Lenders hereby waive any Default that may have arisen under Section 9.1(c) of the Credit Agreement as a result of the delivery of (i) monthly financial statements for December 2011 and January 2012 as required under Section 6.1(a) of the Credit Agreement and (ii) the projections required under Section 6.1(f) of the Credit Agreement for Fiscal Year 2012, in each case later than the respective time periods set forth in Section 6.1(a) and Section 6.1(f) of the Credit Agreement.

5. The Administrative Agent and the Lenders hereby waive any Default that may have arisen under Section 9.1(d) of the Credit Agreement to the extent that any of the foregoing has caused a default under any Subordinated Note Documents (after giving effect to all notice and cure periods with respect thereto).

C. CONDITIONS TO EFFECTIVENESS

Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and the Loan Parties shall have no rights under this Amendment, until the Administrative Agent shall have received each of the following in form and substance acceptable to the Administrative Agent:

1. duly executed signature pages to this Amendment from the Required Lenders, the Administrative Agent, each Borrower, and each Loan Party;

2. a fully executed copy of an agreement under the Senior Subordinated Note Purchase Agreement waiving any defaults thereunder that may have arisen as a result of the actions described in Section B hereof, in form and substance substantially similar to this Amendment and otherwise reasonably acceptable to the Administrative Agent; and

3. payment of all reasonable fees and expenses (including reasonable expenses of outside counsel) of the Administrative Agent and the Lenders incurred in connection with this Amendment.

D. REPRESENTATIONS

Each Loan Party hereby represents and warrants to the Lenders and the Administrative Agent that:

1. The execution, delivery and performance by such Loan Party of this Amendment (a) are within such Loan Party’s corporate or similar powers and, at the time of execution hereof, have been duly authorized by all necessary corporate and similar action, (b) do not (i) contravene such Loan Party’s Constituent Documents, (ii) violate any applicable material Requirement of Law in any material respect, (iii) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material Contractual Obligation of any Group Member (including other Related Documents or Loan Documents) other than those that would not, in the aggregate, have a Material Adverse Effect, (iv) do not materially adversely affect any Permit of such Loan Party other than those that would not, in the aggregate, have a Material Adverse Effect or (v) result in the imposition of any Lien (other than a Permitted Lien) upon any property of any Group Member and (c) do not require any Permit of, or filing with, any Governmental Authority or any consent of, or notice to, any Person, other than those which, if not obtained or made, would not reasonably be expected to have a Material Adverse Effect;

2. This Amendment (a) has been duly executed and delivered to the other parties hereto by each Loan Party party hereto, (b) is the legal, valid and binding obligation of such Loan Party and (c) is enforceable against such Loan Party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization or moratorium or similar laws affecting the rights or remedies of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); and

3. Upon giving effect to this Amendment, the representations and warranties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date. Before giving effect to this Amendment, no Default other than those described in Section B above has occurred and is continuing as of the date hereof. Upon giving effect to this Amendment, no Default is continuing as of the date hereof.

E. COVENANTS

Each Loan Party hereby covenants and agrees to the Lenders and the Administrative Agent that:

1. On or before March 30, 2012, or such later date to which the Administrative Agent agrees in writing, all documents and deliverables shall be delivered to the Administrative Agent and all other actions shall be taken by the Group Members, in each case as required pursuant to Section 7.10 of the Credit Agreement with respect to the Acquired Subsidiaries and their respective Subsidiaries.

2. Not later than forty-five days after the date hereof, or such later date to which the Administrative Agent agrees in writing, Multimodal shall have used its commercially reasonable efforts to deliver to the Administrative Agent (i) a landlord waiver for its premises located at 1710 Murray Avenue, Pittsburgh, Pennsylvania and (ii) access agreements for the Multimodal data centers located at 2202 Liberty Avenue, Pittsburgh, Pennsylvania and 615 North 48th Street, Phoenix, Arizona.

3. Not later than forty-five days after the date hereof, or such later date to which the Administrative Agent agrees in writing, the Acquired Subsidiaries shall, with respect to the deposit and securities accounts maintained by each party as of the date hereof, (i) enter into Control Agreements with their respective financial institutions and take such other actions as are necessary to comply with Section 7.11 of the Credit Agreement or (ii) provide the Administrative Agent evidence to its satisfaction that such deposit and/or securities accounts have been closed and all funds in, or securities credited to, such accounts have been transferred to an account subject to a Control Agreement.

The Loan Parties hereby agree and acknowledge that the failure of the Loan Parties to comply with the covenants set forth in this Section E shall constitute an immediate Event of Default under Section 9.1(c) of the Credit Agreement with no additional cure period or grace period.

F. OTHER AGREEMENTS

1. Continuing Effectiveness of Loan Documents. As amended hereby, all terms of the Credit Agreement and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Loan Parties party thereto. To the extent any terms and conditions in any of the other Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby. Upon the effectiveness of this Amendment such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby.

2. Reaffirmation of Guaranty. Each Guarantor consents to the execution and delivery by the Borrowers of this Amendment and the consummation of the transactions described herein, and ratifies and confirms the terms of the Guaranty and Security Agreement to which such Guarantor is a party with respect to the Indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder. Each Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any Indebtedness of the Borrowers to the Lenders or any other obligation of the Borrowers, or any actions now or hereafter taken by the Lenders with respect to any obligation of the Borrowers, the Guaranty and Security Agreement to which such Guarantor is a party (i) is and shall continue to be a primary obligation of such Guarantor, (ii) is and shall continue to be an absolute, unconditional, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of any Guarantor under the Guaranty and Security Agreement to which such Guarantor is a party.

3. Acknowledgment of Perfection of Security Interest. Each Loan Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Administrative Agent and the Lenders under the Credit Agreement and the other Loan Documents are in full force and effect, are properly perfected and are enforceable in accordance with (and to the extent required by) the terms of the Credit Agreement and the other Loan Documents.

4. Effect of Amendment. Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrowers to the Lenders and the Administrative Agent. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

6. No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement and the other Loan Documents or an accord and satisfaction in regard thereto.

7. Costs and Expenses. The Borrowers agree to pay on demand all reasonable and documented costs and expenses of the Administrative Agent in connection with the preparation,

execution and delivery of this Amendment, including, without limitation, the reasonable and documented fees and out-of-pocket expenses of outside counsel for the Administrative Agent with respect thereto.

8. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission, Electronic Transmission or containing an E-Signature shall be as effective as delivery of a manually executed counterpart hereof.

9. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

10. Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

11. Amendment and Restatement. On the date on which all conditions to effectiveness in Section C hereof have been met to the satisfaction of Administrative Agent, the Third Amendment shall be amended and restated in its entirety by this Amendment. Neither the execution and delivery of this Amendment nor the consummation of any other transaction contemplated hereunder is intended to constitute a novation of the Credit Agreement, the Third Amendment or of any of the other Loan Documents or any obligations thereunder.

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Schedule I

ASSET PURCHASE AGREEMENTS

1.	Asset Purchase Agreement, dated as of September 7, 2011, by and among MModal Services, Ltd., JLG Medical, Inc., Steven Allen, Giselle Gloser, Dale Iorillo and Philip Williams, and Steven Allen, as the Shareholder Representative.

2.	Asset Purchase Agreement, dated as of September 28, 2011, by and among MModal Services, Ltd., eTransPlus, Inc., John Reigard, John Hayman, Kenneth Davis and Greg Shelton, and John Reigard, as the Shareholder Representative.

3.	Asset Purchase Agreement, dated as of November 1, 2011, by and among MModal Services, Ltd., Healthcare Contract Resources, Inc., S. Patrick King Jr. and Gayle F. Keith.

4.	Asset Purchase Agreement, dated as of November 21, 2011, by and among MModal Services, Ltd., ExecuScribe, Inc. and Linda Yaniszewski.

5.	Asset Purchase Agreement, dated as of November 21, 2011, by and among MModal Services, Ltd., Expert Medical Transcription, Inc. and Kenneth W. Schafer.

6.	Asset Purchase Agreement, dated as of February 6, 2012, by and among MModal Services, Ltd., Documentation Services Group, Inc. and Graham E. Argott, Darlene S. Bambrough and John A. Carlos.

ACCEPTED AND AGREED:

Borrowers

MMODAL CB INC.

By:	/s/ Kashyap Joshi
	Name:	Kashyap Joshi
	Title:	V.P. Finance

MMODAL MQ INC.

By:	/s/ Mark R. Sullivan
	Name:	Mark R. Sullivan
	Title:	General Counsel

MMODAL SERVICES, LTD.

By:	/s/ Mark R. Sullivan
	Name:	Mark R. Sullivan
	Title:	General Counsel

Holdings

MMODAL INC.

By:	/s/ Mark R. Sullivan
	Name:	Mark R. Sullivan
	Title:	General Counsel

MModal – March 2012